Exhibit 5.1

[Letterhead of Weil, Gotshal & Manges LLP]

May 14, 2007

EnergySolutions, Inc.

423 West 300 South

Suite 200

Salt Lake City, Utah 84101

Ladies and Gentlemen:

We have acted as counsel to EnergySolutions, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1, File No. 333-141645 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of the offer and sale of shares (the “Shares”) of common stock, par value $0.01 per share, of the Company. The Shares are to be sold by the Company and a selling stockholder (the “Selling Stockholder”) pursuant to an Underwriting Agreement among the Company, the Selling Stockholder and the Underwriters named therein (the “Underwriting Agreement”), to be filed as Exhibit 1.1 to the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Certificate of Incorporation of the Company, to be filed as Exhibit 3.1 to the Registration Statement; (ii) the form of the Amendment to the Certificate of Incorporation of the Company, to be filed as Exhibit 3.2 to the Registration Statement; (iii) the form of the By-Laws of the Company to be effective prior to the consummation of the initial public offering contemplated by the Registration Statement, to be filed as Exhibit 3.3 to the Registration Statement; (iv) the Registration Statement; (v) the prospectus contained within the Registration Statement; (vi) the form of the Underwriting Agreement; and (vii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents, and the completion of the reorganization of the Company and its affiliates as described in the Registration Statement under “Reorganization.” As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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